China National Petroleum Corporation Kunlun Natural Gas Co., Ltd.
Xi’an Xilan Natural Gas Co., Ltd.

Strategic Cooperation Framework Agreement

July 6, 2009

Party A:	CNPC (China National Petroleum Corporation) Kunlun Natural Gas Co., Ltd. (“CNPC Kunlun”)
Party B:	Xi’an Xilan Natural Gas Co., Ltd. (“Xilan Natural Gas”)

WHEREAS,
Party A has accumulated rich experience in the investment and operation of vehicular CNG projects, and has been authorized by CNPC to be in charge of CNPC’s vehicular CNG business nationwide as well as its LNG business in southern China, with advantages in upstream natural gas supplies, funding, engineering, and human resources in place;

WHEREAS,
Party B possesses rich experience in urban natural gas and vehicular natural gas investments and operations, and has established advantages in the location, market, operation and development of urban natural gas and vehicular fueling stations;

After equal negotiations, Party A and B have reached the following agreement (the “Agreement”) regarding strategic cooperation in vehicular CNG business between both parties.

I. Overview of cooperating parties

Party A is the wholly owned subsidiary of CNPC (China National Petroleum Corporation), and is designated by CNPC to specialize in vehicular CNG business. Currently, it has initiated CNG projects in 70 cities and 18 provinces including Shandong, Shanghai, Tianjin, Hainan, Sichuan, Shaanxi, Shanxi, Inner Mongolia, Hebei, Henan, Hubei, Hunan, Jiangsu, and is the largest CNG supplier in China.

Party B is a US listed company specialized in the investment, construction and operation of urban pipeline natural gas and vehicular natural gas in China, and possesses over ten years of experience in urban natural gas project operation and management. Xilan Natural Gas has been conducting natural gas business in over ten cities across three provinces in China, and has obtained government approval to construct approximately 100 CNG fueling stations, with 35 stations currently under operation.

II. Principle, scope, purpose

1.
Principle: to achieve mutual benefit through share of resources, combining of strength, collaboration with integrity; to establish strategic long-term relations with the goal of mutual benefit and joint venture as the tie.

2.	Scope: cities already covered by Party B’s business as well as cities that maximize the share of resource and joint of strength.
3.	Purpose: to achieve core competitive advantage and market share through strategic cooperation to maximize the market potential for CNG business.

III. Mechanism

1.         Organization

To facilitate the cooperation, both parties consent to the establishment of the following Executive Committee (the “Committee”) and working group:

(1) Members of the Committee:

Party A: Tao, Yuchun, Chief General Manager
 Zhou, Gan, Chief General Manager Assistant
 Zhang, Yuliang, Director of Market Development
 Niu, Wenjun, Director of Planning
Party B: Ji, Qinan, Chief Executive Officer
 Zhang, Huaifu, Vice President
 Ren, Yanlin, Vice President
 Wang, Bin, Director of Investment and Development
 Cao, Lixia, Director of Customer Relations
 Guo, Lihong, Director of Property Management

(2) Members of the Working Group:

Party A: Zhou, Gan; Niu, Wenjun; Zhang, Yuliang; Li, Kun; Xu, Gaofeng
Party B: Zhang, Huaifu; Ren, Yanlin; Wang, Bin; Cao, Lixia; Guo, Lihong
Gan Zhou and Huaifu Zhang will be in charge of the working group for both parties.

2.           Decision making, communication, coordination

(1) Executive Committee: responsible for the assessment and approval of projects and plans submitted by the working group and coordination of difficulties faced by the working group. A Committee meeting will be held semi-annually and special meetings could be called in case of need.

(1) Working Group: responsible for the proposition of cooperation projects and plan to be submitted to the Committee for approval; regular quarterly meetings will be held to discuss cooperation related issues; research seminars and discussion sessions could be called on a need basis.

IV. Content and approach

To build CNG fueling stations and compressor stations in cities covered by CNPC natural gas pipeline networks, based on specific discussions by both parties to maximize the joint strength. The preliminary plan includes selecting approximately 20 cities along CNPC pipeline networks to proceed the CNG project during the two years from the date of this Agreement.

The approach of cooperation include the establishment of a joint venture to explore the vehicular CNG market with Party A holding 51% the equity interest of the joint venture and Party B holding 49% of the equity interest of the joint venture.

V. Responsibility and Obligation

1.	Both parties should prioritize the other party when selecting business partners to initiate CNG projects in planned cities.
2.	Both parties should fulfill the responsibilities and obligations specified in this Agreement and Corporate Charter of the joint venture by both parties.
3.	Party A should be responsible for the natural gas quota and the upstream natural gas supplies to maximize CNPC’s advantage and support to the joint venture.
4.	Party B should be responsible for the management and operation support for the joint venture

VI. Other

This Agreement has four copies, and will be deemed legally effective when executed by authorized signatory and stamped by both parties.
Other issues not specified in this Agreement are subject to further negotiation of both parties.

This Agreement is executed on this 6th day of July, 2009 in ShenZhen, China.